UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                     Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Third Independent Advisory Firm Recommends Aerojet Rocketdyne Stockholders Consent to the Calling of a Special Meeting

— Egan Jones Joins ISS and Glass Lewis in Recommending Stockholders Consent to a Special Meeting

EL SEGUNDO, Calif., May 24, 2022. Eileen P. Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) today announced that Egan Jones has recommended that stockholders consent to the request of special meeting of stockholders sought by the Committee.

Egan Jones is the third independent proxy advisory firm to recommend that stockholders “CONSENT” to the request of a special meeting sought by the Committee. As previously announced, Institutional Shareholder Services (ISS) and Glass Lewis & Co. have also recommended that stockholders “CONSENT” to the request of a special meeting of stockholders.

Stockholders that need assistance in executing the Agent Designation, or have any questions, can contact the Committee’s solicitor, D.F. King & Co., Inc., at (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent by members of the Committee in our individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. We have neither sought nor obtained consent from any third party to use any statements or information indicated herein. On May 3, 2022, Eileen P. Drake and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/